Exhibit D(18)

INVESTMENT SUB-ADVISORY AGREEMENT
for MassMutual Overseas Fund

        This Investment Sub-Advisory Agreement (this “Sub-Advisory Agreement”), is by and between American Century Investment Management, Inc. (the “Sub-Adviser”) and Massachusetts Mutual Life Insurance Company, a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts (“MassMutual”), for the MassMutual Overseas Fund (the “Fund”), a series of MassMutual Institutional Funds (the “Trust”), a Massachusetts business trust which is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”), effective as of the 1st day of May, 2001.

        WHEREAS, the Trust has appointed MassMutual as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Agreement (the “Advisory Agreement”);

        WHEREAS, the Advisory Agreement provides that MassMutual may, at its option, subject to approval by the Trustees of the Trust and, to the extent necessary, the shareholders of the Fund, appoint a sub-adviser to assume certain responsibilities and obligations of MassMutual under the Advisory Agreement;

        WHEREAS, MassMutual and the Sub-Adviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

        WHEREAS, MassMutual desires to appoint the Sub-Adviser as one of the sub-advisers for the Fund with responsibility for such portion of the Fund’s assets as MassMutual shall direct from time to time (the “Portfolio”) and the Sub-Adviser is willing to act in such capacity upon the terms herein set forth;

        NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, MassMutual, the Fund and the Sub-Adviser, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  General Provision.

        (a)  MassMutual hereby employs the Sub-Adviser and the Sub-Adviser hereby undertakes to act as the investment sub-adviser of the Portfolio to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth. The Sub-Adviser shall, in all matters, give to the Fund and the Trust’s Board of Trustees, directly or through MassMutual, the benefit of the Sub-Adviser’s best judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to ensure the Portfolio conforms to:

(i) the provisions of the Act and any rules or regulations thereunder;

(ii) any other applicable provisions of state or federal law applicable to the operation of registered investment companies that are within the Sub-Adviser’s control;

        (iii)  the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust, as amended from time to time and provided to the Sub-Adviser by MassMutual (collectively referred to as the “Trust Documents”);

(iv) policies and determinations of the Board of Trustees of the Trust and MassMutual, which have been delivered to the Sub-Adviser;

        (v)  the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement under the Act or as such policies may, from time to time, be amended by the Fund’s Board of Trustees or shareholders, as provided to the Sub-Adviser; and

(vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time, as provided to the Sub-Adviser (collectively referred to as the “Disclosure Documents”).

    (b)  The appropriate officers and employees of the Sub-Adviser shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust and MassMutual with respect to the services provided by the Sub-Adviser hereunder. MassMutual acknowledges that the Sub-Adviser is not the Fund’s pricing agent. The Sub-Adviser will provide reasonable assistance to the Fund’s pricing agent in valuing securities held by the Portfolio for which market quotations are not readily available (i.e., internally priced securities).

        (c)  MassMutual acknowledges that the Sub-Adviser is not the compliance agent for the Fund or for MassMutual, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in this Section and in Section 2 hereof in accordance with applicable law (including sub-chapters M and L of the Internal Revenue Code of 1986, as amended (the “Code”), the Act and the Advisers Act (“Applicable Law”)) and in accordance with the Trust Documents, policies and determinations of the Board of Trustees of the Trust and MassMutual and the Fund’s Disclosure Documents (collectively, the “Charter Requirements”), the Sub-Adviser shall perform such services based upon its books and records with respect to the Fund, which comprise a portion of the Fund’s books and records, and upon written instructions received from the Fund, MassMutual or the Fund’s administrator, and shall not be held responsible under this Sub-Advisory Agreement so long as it performs such services in accordance with this Sub-Advisory Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Fund, MassMutual or the Fund’s administrator. The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade on behalf of securities of certain specified MassMutual or Fund affiliates, the Sub-Adviser shall be afforded five business days after receipt of such instruction to implement this trading restriction).

2.  Duties of the Sub-Adviser.

        (a)  The Sub-Adviser shall, subject to the direction and control by the Trust’s Board of Trustees or MassMutual, to the extent MassMutual’s direction is not inconsistent with that of the Board of Trustees, (i) regularly provide investment advice and recommendations to the Portfolio, directly or through MassMutual, with respect to the Portfolio’s investments, investment policies and the purchase, sale or other disposition of securities and other investments; (ii) supervise and monitor continuously the investment program of the Portfolio and the composition of its portfolio and determine what securities or other investments shall be purchased or sold by the Portfolio; (iii) arrange, subject to the provisions of Section 7 hereof, for the purchase of securities and other investments for the Portfolio and the sale of securities and other investments held in the portfolio of the Portfolio; (iv) provide reports on the foregoing to the Board of Trustees at each quarterly Board meeting; and (v) vote or exercise any consent rights with respect to such securities or investments.

        (b)  The Sub-Adviser shall provide to MassMutual such reports for the Portfolio, and in monthly, quarterly or annual time frames, as MassMutual shall reasonably request or as required by applicable law or regulation. Such reports will be in the format agreed upon by MassMutual and the Sub-Adviser.

        (c)  Provided that none of MassMutual, the Fund or the Trust shall be required to pay any compensation other than as provided by the terms of this Sub-Advisory Agreement and subject to the provisions of Section 7 hereof, the Sub-Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services. Nothing herein shall be construed to require the Sub-Adviser to obtain such information, research or assistance, and the decision to seek such services shall be at the Sub-Adviser’s sole discretion.

        (d)  Provided that nothing herein shall be deemed to protect the Sub-Adviser from acts or omissions in breach of this Sub-Advisory Agreement or from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard to its obligations and duties under this Sub-Advisory Agreement.

        (e)  The Sub-Adviser shall make all material disclosures to MassMutual and the Fund regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of the Sub-Adviser or any change in its key personnel, information regarding any material adverse change in the condition (financial or otherwise) of the Sub-Adviser or any person who controls the Sub-Adviser, information regarding the investment performance and general investment methods of the Sub-Adviser, its principals and affiliates, information that MassMutual reasonably deems material to the Fund or necessary to enable MassMutual to monitor the performance of the Sub-Adviser and information that is required, in the reasonable judgment of MassMutual, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order, all at MassMutual’s reasonable request.

        (f)  The Sub-Adviser shall provide MassMutual, upon reasonable prior written request by MassMutual to the Sub-Adviser, with access to inspect at the Sub-Adviser’s office the books and records of the Sub-Adviser relating to the Portfolio and the Sub-Adviser’s performance hereunder and such other books and records of the Sub-Adviser as are necessary to confirm that the Sub-Adviser has complied with its obligations and duties under this Sub-Advisory Agreement. The Sub-Adviser agrees that all records which it maintains for the Fund are property of the Fund and the Sub-Adviser will promptly surrender to the Fund any of such records or copies thereof upon the Fund’s request.

        (g)  The Sub-Adviser makes no representations or warranty, express or implied (except as subject to Section 3(b) herein), that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard, including any other clients of the Sub-Adviser or index.

3.  Other Activities.

        (a)  Nothing in this Sub-Advisory Agreement shall prevent MassMutual or the Sub-Adviser or any officer thereof from acting as investment adviser or sub-adviser for any other person, firm, corporation or other entity and shall not in any way limit or restrict MassMutual or the Sub-Adviser or any of their respective directors, officers, members, stockholders, partners or employees from buying, selling, or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with U.S. federal and state securities laws, regulations and rules and will not adversely affect or otherwise impair the performance by any party of its duties and obligations under this Sub-Advisory Agreement.

        (b)  The Sub-Adviser agrees that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates over the Portfolio. The Sub-Adviser, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide MassMutual with an explanation of the differences, if any, in performance between the Portfolio and any other account with investment objectives and policies similar to the Fund for which the Sub-Adviser, or any one of its principals or affiliates, acts as investment adviser. Notwithstanding the above, MassMutual understands and agrees that the Sub-Adviser will manage the Fund with substantially the same investment objective and strategies with other accounts managed by the Sub-Adviser (the “Other Accounts”), but that notwithstanding these general similarities, the Fund and the Other Accounts are separate mutual funds that will have different investment performance. Differences in cash flows into the Fund and the Other Accounts, the size of their portfolios and specific investments held by the Fund and the Other Accounts, and the differences in their fee structures will cause performance to differ. To the extent that a particular investment is suitable for both the Portfolio and the Sub-Adviser’s other clients, such investment will be allocated among the Portfolio and such other clients in a manner that is fair and equitable as determined in accordance with the Sub-Adviser’s allocation policy.

        (c)  The Sub-Adviser may, but shall be under no obligation to, aggregate or cross sales and purchase orders of securities held by the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or with accounts of the affiliates of the Sub-Adviser, if in the Sub-Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Fund and the other managed accounts considering the advantageous selling or purchase price, brokerage commission and other expenses. If any trades are crossed, the Sub-Adviser may charge the Fund for reasonable expenses incurred in such cross-trades, excluding brokerage commissions, fees (other than customary transfer fees), or other remuneration paid in connection with the transaction. A transaction fee charged by a brokerage or a custodial bank will be considered a customary transfer fee for purposes of this Agreement. MassMutual acknowledges that the determination of such economic benefit to the Fund by the Sub-Adviser is subjective and represents the Sub-Adviser’s evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

4.  Obligations of MassMutual and the Fund.

        (a)  MassMutual will provide, or has provided, to the Sub-Adviser, such information or documents as the Sub-Adviser shall reasonably request or as required by applicable law or regulation. Throughout the term of this Sub-Advisory Agreement, MassMutual shall continue to provide such information and documents to the Sub-Adviser, including any amendments, updates or supplements to such information or documents before or at the time the amendments, updates or supplements become effective. MassMutual shall timely furnish the Sub-Adviser with such additional information as may be reasonably necessary for or requested by the Sub-Adviser to perform its responsibilities pursuant to this Sub-Advisory Agreement.

        (b)  MassMutual shall provide such assistance to the Sub-Adviser in setting up and maintaining brokerage accounts and other accounts as the Sub-Adviser shall reasonably request to allow for the purchase or sale of various forms of securities pursuant to this Sub-Advisory Agreement.

5.  Custodian and Fund Accountant.

        The Fund assets shall be maintained in the custody of Investors Bank & Trust Company, 200 Clarendon Street, Boston, Massachusetts 02116, or such other custodian identified to the Sub-Adviser. Any assets added to the Fund shall be delivered directly to such custodian. The Sub-Adviser shall have no liability for the acts or omissions of any custodian of the Fund’s assets. The Sub-Adviser shall have no responsibility for the segregation requirement of the Act or other applicable law. In addition, at the date of this Sub-Advisory Agreement, MassMutual has contracted with Investors Bank & Trust Company to provide fund accounting services on behalf of the Fund. The Sub-Adviser shall have no liability for the acts or omissions of Investors Bank & Trust Company or such other fund accountant in connection with fund accounting services provided on behalf of the Fund.

6.  Compensation of the Sub-Adviser.

        (a)  MassMutual agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid quarterly, in arrears, at the following rate: an annual rate of .70% on the first $50 million of Aggregate Assets; .60% on the next $50 million of Aggregate Assets; and .50% on Aggregate Assets in excess of $100 million. For the purposes of this Sub-Advisory Agreement, “Aggregate Assets” shall mean the aggregate of (i) the average daily net assets of the Portfolio determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading, and (ii) the average daily net assets of all other funds or accounts of MassMutual or its affiliates, including other funds registered under the Act, for which the Sub-Adviser provides investment advisory services, and which have substantially the same investment objectives, policies and investment strategies as the Fund, determined at the close of the Exchange on each day that the Exchange is open for trading. MassMutual shall pay the Sub-Adviser such fee not later than the tenth (10th) business day immediately following the end of each calendar quarter. Aggregate Assets for which the Sub-Adviser provides investment advisory services shall mean only equity securities and securities convertible into equity securities, but shall not include cash or cash equivalents amounting to 5% or less of the Portfolio’s net assets (and do not include the Sub-Adviser’s proprietary mutual funds or insurance trusts which are purchased by the Portfolio or by MassMutual registered or unregistered separate investment accounts); provided that Aggregate Assets shall include cash and cash equivalents to the extent such investments exceed 5% of the Portfolio’s net assets. Cash and cash equivalents are managed by the Fund’s custodian and not the Sub-Adviser.

        (b)  Expenses.  MassMutual, the Trust and the Fund shall assume and pay their respective organizational, operational and business expenses not specifically assumed or agreed to be paid by the Sub-Adviser pursuant to this Sub-Advisory Agreement. The Sub-Adviser shall pay its own organizational, operational and business expenses but shall not be obligated to pay any expenses of MassMutual, the Trust or the Fund, including, without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments of the Fund; and (c) custodian fees and expenses. Any reimbursement of management or other fees required by an expense limitation provisions and any liability arising out of a violation by MassMutual of Section 36(b) of the Act shall be the sole responsibility of MassMutual, provided that nothing herein shall relieve Sub-Adviser from its own liability under Section 36(b) of the Act with respect to its duties under this Sub-Advisory Agreement.

7.  Portfolio Transactions and Brokerage.

        (a)  The Sub-Adviser is authorized, in arranging the purchase and sale of the Portfolio’s publicly-traded portfolio securities, to employ or deal with such members of securities exchanges, brokers or dealers (hereinafter “broker-dealers”), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the best execution (prompt and reliable execution at the most favorable security price obtainable) of the Fund’s portfolio transactions.

        (b)  The Sub-Adviser may effect the purchase and sale of securities (which are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect such transactions, and may enter into a contract in which the broker acts either as principal or as agent.

        (c)  The Sub-Adviser shall select broker-dealers to effect the Portfolio’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Sub-Adviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Portfolio’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; other matters involved in the receipt of brokerage and research services in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Portfolio; and such other considerations as the Board of Trustees of the Trust or MassMutual determine and provide to the Sub-Adviser from time to time. Notwithstanding the above, nothing shall require the Sub-Adviser to use a broker that provides research services or to use a particular broker recommended by the Board of Trustees, the Trust or MassMutual.

8.  Representations and Warranties of the Sub-Adviser.

        The Sub-Adviser hereby represents and warrants to the Fund and MassMutual that:

        (a)  The Sub-Adviser has obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under this Sub-Advisory Agreement and to act as contemplated by the Trust Documents and the Disclosure Documents, including without limitation registration as an investment adviser under the Advisers Act, and will maintain and renew any required licenses, registrations, approvals and memberships during the term of this Sub-Advisory Agreement.

        (b)  There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Sub-Adviser or any of its principals or affiliates is a party, or to which any of the assets of the Sub-Adviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Sub-Adviser’s condition (financial or otherwise), business or prospects, (ii) affect adversely in any material respect any of the Sub-Adviser’s assets, (iii) materially impair the Sub-Adviser’s ability to discharge its obligations under this Sub-Advisory Agreement, or (iv) result in a matter which would require an amendment to the Sub-Adviser’s Form ADV, Part II; and the Sub-Adviser has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules.

        (c)  All references in the Disclosure Documents concerning the Sub-Adviser and its affiliates and the controlling persons, affiliates, stockholders, directors, officers and employees of any of the foregoing provided to MassMutual by the Sub-Adviser or approved by the Sub-Adviser for use in the Disclosure Documents, as well as all performance information provided to MassMutual by the Sub-Adviser or approved by the Sub-Adviser for use by MassMutual, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

        (d)  Subject to adequate assurances of confidentiality, the Sub-Adviser has supplied to, or made available for review by, MassMutual (and if requested by MassMutual to its designated auditor) all documents, statements, agreements and workpapers reasonably requested by it relating to accounts covered by the Sub-Adviser’s performance results and which are in the Sub-Adviser’s possession or to which it has access.

        The foregoing representations and warranties shall be continuing during the term of this Sub-Advisory Agreement.

9.  Representations and Warranties of MassMutual.

        (a)  MassMutual represents and warrants to the Sub-Adviser the following:

        (i)  MassMutual has all requisite corporate power and authority under the laws of the Commonwealth of Massachusetts and federal securities laws and under the Advisory Agreement with the Fund to execute, deliver and perform this Sub-Advisory Agreement.

(ii) MassMutual is a registered investment adviser under the Advisers Act and is in material compliance with all other required registrations under applicable federal and state law.

(iii) MassMutual has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations of the Commission.

(iv) MassMutual has received a copy of Part II of Sub-Adviser’s Form ADV.

        (v)  There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which MassMutual is subject, which might reasonably be expected to (i) result in any material adverse change in MassMutual’s condition (financial or otherwise) or (ii) materially impair MassMutual’s ability to discharge its obligations under this Sub-Advisory Agreement.

        The foregoing representations and warranties shall be continuing during the term of this Sub-Advisory Agreement.

10.  Covenants of the Sub-Adviser.

        (a)  If at any time during the term of this Sub-Advisory Agreement, the Sub-Adviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Sub-Adviser’s representations and warranties in Section 8 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Sub-Adviser will provide prompt written notification to the Fund and MassMutual of any such fact, omission, event or change of circumstances, and the facts related thereto.

        (b)  The Sub-Adviser agrees that, during the term of this Sub-Advisory Agreement, and for so long as investment in the Fund is being offered for sale, it will provide the Fund and MassMutual with updated information relating to the Sub-Adviser’s performance results as reasonably required from time to time by the Fund and MassMutual. The Sub-Adviser shall use its best efforts to provide such information within a reasonable period of time after the end of the month to which such updated information relates and the information is available to it.

11.  Confidentiality.

        All information and advice furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas or court orders. Without limiting the foregoing, MassMutual acknowledges that the securities holdings of the Portfolio constitute information of value to the Sub-Adviser, and agrees: (1) not to use for any purpose, other than for MassMutual or the Fund, or their agents, to supervise or monitor the Sub-Adviser, the holdings or other trading-related information of the Portfolio; and (2) not to disclose the Portfolio’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (d) as otherwise agreed to by the parties hereto in writing. Further, MassMutual agrees that information supplied by the Sub-Adviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Sub-Adviser, and MassMutual agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (iv) as otherwise agreed to by the parties hereto in writing.

        Without limiting the foregoing, the Sub-Adviser agrees that any and all information that it obtains pursuant to this Sub-Advisory Agreement regarding MassMutual or its customers including, but not limited to, approved lists, internal procedures, compliance procedures and any board materials, is valuable to MassMutual and will be used exclusively to fulfill the Sub-Adviser’s obligations hereunder, and will not be disclosed to any other party, including any affiliate of the Sub-Adviser or agent of the Fund, except (i) as necessary for the Sub-Adviser to fulfill its obligations pursuant to this Sub-Advisory Agreement, (ii) as required by applicable law or regulation; (iii) as required by state or federal regulatory authorities; or (iv) as otherwise agreed to by the parties hereto in writing.

12.  Review of Fund Documents.

        During the term of this Sub-Advisory Agreement, MassMutual shall furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Adviser or its clients in any way, prior to the use thereof, and MassMutual shall not use any such materials if the Sub-Adviser reasonably objects in writing five (5) days (or such other time as may be mutually agreed, which would include longer time periods for review of the Fund’s prospectus and other parts of its registration statement) after receipt thereof. MassMutual shall ensure that materials prepared by employees or agents of MassMutual or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the preceding sentence.

13.  Use of Sub-Adviser’s Name

        The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. MassMutual and the Fund shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Sub-Advisory Agreement is in effect. It is understood that certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets and materials provided to the Trustees, do not require such prior approval.

        Upon termination of this Sub-Advisory Agreement, MassMutual and the Fund shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. MassMutual and the Fund agree that they will review with the Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names to that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Act or other applicable laws and regulations. If MassMutual or the Fund makes any unauthorized use of the Sub-Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages are inadequate and thus, the Sub-Adviser shall be entitled to injunctive relief.

14.  Duration.

        Unless terminated earlier pursuant to Section 15 hereof, this Sub-Advisory Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 15 hereof, so long as such continuance shall be approved at least annually by the Trust’s Board of Trustees, including the vote of the majority of the Trustees of the Trust who are not parties to this Sub-Advisory Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Fund.

15.  Termination.

        (a)  This Sub-Advisory Agreement shall terminate automatically upon its unauthorized assignment (within the meaning of the Act), the termination of the Advisory Agreement or the dissolution of the Fund.

        (b)  The Sub-Advisory Agreement may be terminated by MassMutual or the Board of Trustees of the Trust: (i) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser’s registration under the Adviser’s Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Sub-Adviser with immediate effect, if MassMutual or the Board of Trustees of the Trust determines for any reason, that such termination is appropriate for the protection of the Fund, including without limitation a determination by MassMutual or the Board of Trustees of the Trust that the Sub-Adviser has breached an obligation or duty under this Sub-Advisory Agreement; or (iv) in their sole discretion, without penalty, upon ninety days prior written notice to Sub-Adviser. This Sub-Advisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a “majority” of the outstanding voting securities of the Fund (as defined in the Act).

        (c)  The Sub-Advisory Agreement may be terminated by the Sub-Adviser, without penalty at any time, upon ninety days’ prior written notice, to MassMutual and the Trust.

16.  Indemnification.

        (a)  In any action in which MassMutual or the Fund or any of its or their controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, the Sub-Adviser agrees to indemnify and hold harmless the foregoing persons against any loss, claim, damage, charge, liability or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, damage, charge, liability or expense arises out of or is based upon any demands, claims, liabilities, expenses, lawsuits, actions or proceedings relating to this Sub-Advisory Agreement or to the advisory services for the account of the Fund provided by the Sub-Adviser, provided that the loss, claim, damage, liability, cost or expense related to, was based upon, or arose out of an act or omission of the Sub-Adviser or its officers, directors, employees, affiliates or controlling persons constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

        (b)  In any action in which the Sub-Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, MassMutual agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability or expense arises out of or is based upon any demands, claims, liabilities, expenses, lawsuits, actions or proceedings relating to this Sub-Advisory Agreement, the advisory services for the account of the Fund provided by the Sub-Adviser, the operation of the Fund or the contents of the Disclosure Documents, provided that the loss, claim, damage, liability, cost or expense did not relate to, or was not based upon, or did not arise out of an act or omission of the Sub-Adviser, its shareholders, or any of its partners, officers, directors, employees, agents or controlling persons constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

        (c)  Promptly after receipt by an indemnified party under this Section 16 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 16, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 16 except to the extent, if any, that such failure or delay prejudiced the other party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel specially approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 16 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 16. Notwithstanding any other provisions of this Section 16, if, in any claim, dispute, action or litigation as to which indemnity is or may be available, any indemnified party reasonably determines that its interests are or may be, in whole or in part, adverse to the interests of the indemnifying party, the indemnified party may retain its own counsel, with the choice of counsel subject to the consent of the indemnifying party (which consent shall not be withheld unreasonably), in connection with such claim, dispute, action or litigation and shall continue to be indemnified by the indemnifying party for any legal or any other expenses reasonably incurred in connection with investigating or defending such claim, dispute, action or litigation.

17.  Disclaimer of Shareholder Liability.

        MassMutual and the Sub-Adviser understand that the obligations of the Trust under this Sub-Advisory Agreement are not binding upon any Trustee or shareholder of the Trust personally, but bind only the Trust and the Trust’s property. MassMutual and the Sub-Adviser represent that each has notice of the provisions of the Trust Documents disclaiming shareholder and Trustee liability for acts or obligations of the Trust.

18.  Notice.

        Any notice under this Sub-Advisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to MassMutual:	Massachusetts Mutual Life Insurance Company 1295 State Street Springfield, MA 01111 Attention: Vernon J. Meyer Vice President

If to the Sub-Adviser:	American Century Investment Management, Inc. 4500 Main Street, 9th Floor Kansas City, MO 64111 Attention: Janet A. Nash, Esq.

With a copy to:

        If to either MassMutual or the Sub-Adviser, copies to:

MassMutual Institutional Funds
1295 State Street
Springfield, MA 01111
Attention: Thomas M. Kinzler
Vice President and Secretary

19.  No Assignment.

        No assignment (within the meaning of the Act) of this Sub-Advisory Agreement may be made without the express written consent of all parties hereto.

20.  Amendments to this Sub-Advisory Agreement.

        This Sub-Advisory Agreement may be amended only by a written instrument approved in writing by all parties hereto.

21.  Governing Law.

        This Sub-Advisory Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

22.  Survival.

        The provisions of this Sub-Advisory Agreement shall survive the termination or other expiration of this Sub-Advisory Agreement with respect to any matter arising while this Sub-Advisory Agreement was in effect.

23.  Successors.

        This Sub-Advisory Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

24.  Entire Agreement.

        This Sub-Advisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

25.  No Waiver.

        No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

26.  Severability.

        If any one or more provisions in this Sub-Advisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this Sub-Advisory Agreement, but this Sub-Advisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision had never been contained herein.

27.  Counterparts.

        This Sub-Advisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Fund, MassMutual and the Sub-Adviser have caused this Sub-Advisory Agreement to be executed as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /s/ VERNON J. MEYER
Name: Vernon J. Meyer
Title: Vice President

AMERICAN CENTURY INVESTMENT MANAGEMENT , INC .

By: /s/ WILLIAM M. LYONS
Name: William M. Lyons
Title: Executive Vice President

ACKNOWLEDGED :

MASS MUTUAL INSTITUTIONAL FUNDS
on behalf of MassMutual Overseas Fund

By: /s/    THOMAS M. KINZLER

Name: Thomas M. Kinzler
Title: Vice President and Secretary